Exhibit 10.6


                   SENIOR CORPORATE OFFICER'S
                    MANAGEMENT SECURITY PLAN
           WINN-DIXIE STORES, INC., AND SUBSIDIARIES

                            PURPOSE

     The purpose of the Plan is to provide specific benefits to a limited group of management employees who contribute materially to the continued growth, development, and future business of Winn-Dixie Stores, Inc. and its subsidiaries

                           Article I
                          Definitions

     For the purposes hereof, unless otherwise clearly apparent from the context, the following phrases or terms shall have the following indicated meanings:

1.0  "Company" shall mean Winn-Dixie Stores, Inc.

1.1 "Beneficiary" shall mean the person or persons or the estate of a Participant, entitled to receive any benefits under this Plan upon the death of a Participant.

1.2 "Committee" shall mean the Administrative Committee appointed to manage and administer the Plan in accordance with the provisions of Article 12 of this Plan.

1.3 "Employee" shall mean any person who is in the regular full time employment of the Company or one of its subsidiaries as determined by the personnel rules and practices of the Company or the subsidiary. The term does not include persons who are retained as consultants or other independent contractors.

1.4 "Employer" shall mean the Company and any subsidiary having one or more Employees who are eligible to participate in the Plan and have been selected by the Committee to participate. Where the context dictates, the term "Employer" as used herein, refers to the particular Employer which has entered into the Plan Agreement with a specific Participant.

1.5 "Benefit Level" shall mean that portion of a Participant's includable total annual compensation which the Participant chooses from among the Benefit Levels available as a basis for computation of the Retirement or Death benefit pursuant to the Terms and conditions of this Plan.

     "Benefit Level" shall mean that level of benefits (Death and Retirement) which relates to a first year Death benefit of $150,000 or $250,000.

     The Benefit Level selected by Participant may not be in excess of Participant's total annual compensation.

1.6 "Participant" shall mean an Employee who is selected and elects to participate in the Plan as provided in Article 2 hereof.

1.7 "Plan" shall mean the Senior Corporate Officer's Management Security Plan of Winn-Dixie Stores, Inc. And its subsidiaries, which shall be evidenced by this instrument and by each Plan Agreement.

1.8 "Plan Agreement" shall mean the form of written agreement, attached hereto as Annex 1, which is entered into by and between an Employer and a Participant.

1.9 "Retirement" and "Retire" shall mean severance from employment with the Company and its subsidiaries on or after the normal retirement date or, with the consent of the Employer, after the attainment of fifty-five (55) years of age.

1.10 "Normal Retirement Date" shall be the 1st day of the month following the month in which the Participant attains his or her 65th birthday.

                           Article 2
                   Eligibility and Membership

2.0 The Committee shall have the sole discretion to determine the Employees that are eligible to become Participants in accordance with the purposes of the Plan.

2.1 As a condition of participation, each Participant so selected shall complete, execute, and return to the Committee a Plan Agreement in the form attached hereto as Annex 1 and comply with such further conditions as may be established by and in the sole discretion of the Committee.

                           Article 3
              Retirement Benefit and Benefit Upon
                    Separation from Service

3.0 If a Participant remains an employee and retires at his or her Normal Retirement Date, and if the Plan and Plan Agreement have been kept in force, the Employer will pay or cause to be paid to such Participant the amount specified in the Plan Agreement as a Retirement benefit. Such Retirement benefit shall be divided into two parts: Part A and Part B.

     Part A shall consist of 75% of the total Retirement benefit and shall be paid in equal monthly installments which commence on the first day of the month following such Retirement and continue for a total of one hundred and twenty (120) months.

     Part B shall consist of 25% of the total Retirement benefit and shall be paid in one sum when the Participant dies subsequent to retiring.

3.1 The Committee and only the Committee may permit a Participant to receive an early Retirement benefit commencing at any time after attaining age fifty-five (55) and before age sixty-five (65). In such event, the Retirement benefit shall be determined as specified in Section 3.7. Part A payments shall commence on the first day of the month following such Early Retirement and continue for a total of one hundred and twenty (120) months. Part B shall be made as specified in Section 3.0.

3.2 If a Participant who is fifty-five (55) years older shall die after Retirement but before the applicable Retirement benefit Part A is paid in full, the unpaid Retirement benefit payments to which such Participant is entitled shall continue and be paid in addition to the Part B payment to that Participant's Beneficiary. Such payments shall be made in accordance with the payment schedule applicable to that Participant pursuant to
     Section 3.0 of the Plan.

3.3 A Participant may irrevocably elect to have any Retirement benefit due paid to his or her Beneficiary solely as a Death benefit either in a lump sum or in specified installments. Such election to treat unpaid Retirement benefits as a Death benefit shall be set forth in the Plan Agreement, and the Participant shall execute Section 3(b) of the Plan Agreement, (Annex 1).

3.4 No Death benefit as defined in Article 4 shall be paid to the Beneficiary of a Participant who dies after Retirement but before the Retirement benefit is paid in full.

3.5 A Participant who ceases to be an Employee before completion of one (1) full year of participation in the Plan except as a result of death, retirement, or total disability within the meaning of Sections 4.2, 4.3 and 4.6 shall not be entitled to any benefits and the Employer shall have no obligation to such Participant.

3.6 A Participant who ceases to be an Employee after one (1) full year of participation, but before eligibility for Retirement, except for Death or total disability within the meaning of Sections 4.2, 4.3, and 4.6 shall be entitled to receive a termination benefit. Said benefit shall be a reduced Retirement benefit calculated in accordance with Section 3.7 and divided in accordance with Section 3.0. Part A payments shall commence on what would have been the former Participant's Normal Retirement Date.
     Part B payments shall be made as specified in Section 3.0. If the former Participant's death occurs before attaining age sixty-five (65), both
     Part A and Part B will be paid to the former Participant's Beneficiary at the time of death.

3.7 The total reduced Retirement benefit in the event of an Early Retirement described in Section 3.1, or a termination described in Section 3.6, shall be the amount of the Retirement benefit set forth in the Plan Agreement multiplied by a fraction, the numerator of which is the number of years from Participant's age at entry into the Plan to the year in which Participant attains age sixty-five (65).

                           Article 4
                         Death Benefit

4.0 If a Participant dies before Retirement and the Plan is in effect at the time, the Employer will pay or cause to be paid a Death benefit to such Participant's Beneficiary. The said Death benefit shall be the full amount of one hundred percent (100%) of the Participant's Benefit Level as set forth in the Plan agreement for the first twelve (12) months after such death and fifty percent (50%) of the said Benefit Level for the next one hundred and eight (108) months, or until the Participant would have attained age sixty-five (65) whichever is later. Such payments shall commence on the first day of the month following the date of death.

4.1 The obligation of the Employer to pay the Death benefit shall exist only if:

     (a) at the time of death, the Participant was an active Employee, or was totally disabled, as defined in Sections 4.2, 4.3 and 4.6, or on an authorized leave of absence.

     (b) the Plan Agreement had been kept in force until the time of death.

     (c) death was not a result of suicide within two (2) years after the date of the original Plan Agreement, or within two (2) years of the date of any subsequent Plan Agreement which is the result of additional benefits granted because of an increase in Participant's Benefit Level.

4.2 A Participant who, prior to Retirement, is totally disabled for more than three (3) months shall have his or her Plan continued in force by the Company for as long as such disability continues subject to the provisions of Sections 4.3 and 4.6.

4.3 The Employer will be obligated to continue the Plan of a totally disabled Participant only if:

     (I) the disability was not caused by illegal or criminal acts or was not intentionally self-inflicted.

     (ii) the Participant was an Employee on an authorized leave of absence at the time such total disability occurred.

     (iii)     The Participant's Plan Agreement was in force.

4.4 If a Participant dies prior to Retirement while totally disabled, the Death benefit provided in Article 4.0 shall be paid in accordance with the provisions of that Article.

4.5 If a Participant retires after attaining age fifty-five (55) while totally disabled, the Retirement benefit provided in Article 3 shall be paid in accordance with the provisions of that Article.

4.6 The determination of what constitutes total disability and the removal thereof for purposes of this Article, shall be made by the Committee, in its sole discretion, and such determination shall be conclusive.

                           Article 5
                          Beneficiary

5.0 A Participant shall designate his or her Beneficiary to receive benefits under the Plan by completing the appropriate space in the Plan Agreement. If more than one Beneficiary is named, the shares and preference of each shall be indicated.

5.1 Unless a Participant has previously named an irrevocable Beneficiary, Participant shall have the right to change the Beneficiary by submitting to the Committee a Change of Beneficiary in the form attached to Annex 2 hereof.

5.2 No Change of Beneficiary shall be effective until acknowledged in writing by the Committee.

5.3 If the Employer has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, it shall have the right to withhold such payments until the matter is finally adjudicated.

5.4 Any payment made by the Employer in accordance with this Plan in good faith shall fully discharge the Employer from all further obligations with respect to such payment.

                           Article 6
                       Employer Liability

6.0 Amounts payable to a Participant shall be paid from the general assets of the Employer exclusively.

6.1 No person entitled to any payment shall have any claim, right, security or other interest in any fund, trust, account, insurance contract or assets of the Employer.

6.2 The Employer's liability for the payment of benefits shall be evidenced only by this Plan and each Plan Agreement entered into between the Employer and a Participant.

6.3 The Employer may, but shall not be obligated to, invest in any specific asset, trust, fund or insurance policy.

6.4 If the Employer elects to purchase a life insurance contract or contracts on the life of a Participant as a means of making, offsetting or contributing to any payment in full or in part, which becomes due and payable, the Participant agrees to cooperate in the securing of insurance on his or her life by:

     (a) furnishing such information as the Employer and the insurance carrier may require, including but not limited to the physical examination reports of any previous employer and other insurance carrier,

     (b) taking such additional physical examinations as may be requested, and

     (c) doing any other act which may be requested by the employer and the insurance carrier.

6.5 If a Participant does not cooperate in the securing of such insurance, or if the Employer for any reason is unable to obtain insurance in the requested amount on the life of a Participant, the Employer shall have no further obligation to Participant under the Plan and such Participant's Plan Agreement shall terminate.

6.6 The Employer shall be the sole owner of any insurance policy or policies acquired on the life of a Participant, with all incidents of ownership therein, including but not limited to the right to terminate the same and to receive cash surrender and loan values, dividends, if any, and death benefits.

6.7 A Participant shall have no interest whatever in such policy or policies, if any, and shall exercise none of the incidents of ownership thereof.

6.8 The Employer shall have no obligation of any nature whatsoever to a Participant under the Plan or Plan Agreement, except as otherwise expressly provided in the Plan, if the Employer purchases life insurance on a Participant's life pursuant to the Plan and the circumstances of the Participant's death preclude payment of death proceeds under an insurance contract.

                           Article 7
                  Termination of Participation

     Neither the Plan nor the Plan Agreement, either singly or collectively, obligate the Company or any subsidiary of the Company to continue the employment of a Participant or limits the right of a Company or subsidiary at any time and for any reason to terminate a Participant's employment. Termination of a Participant's employment with the Company and Subsidiaries for any reason, whether by action of the Company, Subsidiary, or Participant, shall immediately terminate Participant's participation in the Plan and Plan Agreement and all further obligations of either part to the other, except as may be provided in
Section 3.6. In no event shall the Plan or the Plan Agreement, either singly or collectively, by their terms or implications constitute an employment contract of any nature whatsoever between the Company or any subsidiary and a Participant

                           Article 8
                  Termination of Participation

8.0 A Participant may terminate participation in the Plan and Plan Agreement at any time by giving the Employer written notice of such termination not less than 30 days:

     (a) prior to the anniversary date of any policy or policies of insurance on the life of such Participant which may be in force and utilized by the Employer in connection with the Plan, or

     (b) prior to the date the Participant selects for termination if no insurance contract or policy is in effect.

8.1 Participants who elect to terminate participation in the Plan and Plan Agreement after one (1) full year of participation but before eligibility for Retirement will be entitled to the same benefits as a Participant who ceases to be an Employee as described in Section 3.6. Such Participants will not be entitled to a Death benefit defined in Section 4.0.

                           Article 9
   Termination, Amendment, Modification or Supplement of Plan

9.0  The Company reserves the right to terminate this Plan.

9.1 The Company reserves the right to totally or partially amend, modify or supplement this Plan at any time.

9.2 The Company and each Employer reserves the right to terminate the Plan Agreement of any Employee.

9.3 The right to terminate, amend, modify or supplement the Plan or terminate any Plan Agreement shall be exercised for the Company or other Employer by the Committee.

9.4 No action to terminate, amend, modify or supplement the Plan or terminate any Plan Agreement shall be taken except upon written notice to each Participant to be affected thereby not less than 30 days prior to such action.

9.5 The Committee shall take no action to terminate the Plan or a Plan Agreement with respect to a Participant or Participant's Beneficiary after entitlement to any benefits pursuant to Article 3 or Article 4 of this Plan has occurred.

9.6 Upon the termination of this Plan or any Plan Agreement by either the Committee or a Participant in accordance with any provisions for such termination, neither the Plan nor the Plan Agreement shall be of any further force and effect and no party shall have any further obligation under either this Plan or Plan Agreement so terminated, except as may be provided for in Section 3.6 hereof.

                           Article 10
                 Other Benefits and Agreements

     The benefit provided for a Participant and Participant's Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for employees of the Company or any Employer and the Plan shall supplement and shall not supersede, modify or amend any other plan or program except as may otherwise be expressly provided. Benefits under the Plan shall not be considered compensation for the purpose of computing contributions or benefits under any plan maintained by the Company of any of its subsidiaries which is qualified under Section 401(a) and 501(a), Internal Revenue Code of 1954, as amended.

                           Article 11
             Restrictions on Alienation of Benefits

     No right or benefit under the Plan or a Plan Agreement shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or change, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or change the same shall be void. No right or benefit hereunder shall in any manner be liable for or subject to the debts, contract, liabilities, or torts of the person entitled to such benefit.

                           Article 12
                   Administration of the Plan

12.0 The sole right of construction, interpretation and general administration of the Plan shall be vested in the Committee. The number of members of the Committee shall be designated and appointed from time to time by and shall serve at the pleasure of the Board of Directors of the Company.

12.1 The Board of Directors of the Company shall designate one of the members of the Committee as Chairman and shall appoint a Secretary who need not be a member of the Committee. The Secretary shall keep minutes of the Committee's proceedings and all data, records and documents relating to the Committee's administration of the Plan. The Committee may appoint from its number such sub-committees with such powers as the Committee shall determine and may authorize one or more members of the Committee or any agent or execute or deliver any instrument or make any payment on behalf of the Committee.

12.2 The Committee may act or adopt Resolutions with or without a meeting. Any action taken or resolution adopted without a meeting shall require the written consent of all duly appointed and acting members. Any action taken or resolution adopted without a meeting shall require the written consent of all duly appointed and acting members. Any action taken or resolution adopted at a meeting of the Committee shall require approval of a majority of a quorum. A quorum shall consist of a majority of the duly appointed and acting members.

12.3 The Committee shall establish rules, forms and procedures for the administration of the Plan from time to time. The Committee shall have the exclusive right to interpret the Plan and to decide any and all matters arising thereunder or in connection with the administration of the Plan.

12.4 The Committee shall have the exclusive right to determine:

     (a)  disability in respect to a Participant, and

     (b)  the degree thereof.

12.5 The members of the Committee and the officers and directors of the Company shall be entitled to rely on all certificates and reports made by duly appointed accountants and on all options given by any duly appointed legal counsel. Such legal counsel may be counsel for the Company.

12.6 No member of the Committee shall be liable for any act or omission of any other member of the Committee, nor for any act or omission on his own part excepting only willful misconduct. The Company shall indemnify and save harmless each member of the Committee against any and all expenses and liabilities arising out of membership on the Committee excepting only expenses and liabilities arising out of his or her own willful misconduct. Expenses against which a member of the Committee shall be so indemnified shall include, without limitation, the amount of any settlement or judgment costs, counsel fee, and related charges reasonably incurred in connection with a claim asserted, or a proceeding brought or settlement thereof. The foregoing right of indemnification shall be in addition to any other rights to which any such member may be entitled as a matter of law.

12.7 The Committee shall have the power to compute, certify and authorize all disbursements of the amount and kind of benefits payable to Participants and their Beneficiaries under the Plan.

12.8 The Company and each other Employer shall supply full and timely information to the Committee on all matters relating to the Compensation, retirement, death or other termination of employment of all Participants, and such other pertinent facts as the Committee may require.

                           Article 13
                         Miscellaneous

13.0 Any notice which shall or may be given under the Plan or Plan Agreement shall be in writing and shall be mailed by United States Mail, postage prepaid. If notice is to be given to the Company or an Employer, such notice shall be addressed to the Company at its general offices:

                    WINN-DIXIE STORES, INC.
                      5050 Edgewood Court
                       Post Office Box B
                  Jacksonville, Florida 32203

     marked for the attention of the Secretary, Administrative Committee, Management Security Plan, or if notice to a Participant, addressed to the address shown on such Participant's Plan Agreement.

13.1 Any party may change the address to which notices shall be mailed from time to time by giving written notice of such new address.

13.2 The Plan shall be binding upon the Company and each Employer and their respective successors and assigns, and upon a Participant, his Beneficiary, assigns, heirs, executors and administrators.

13.3 The Plan and Plan Agreement shall be governed by and construed under the laws of the State of Delaware.

13.4 Masculine pronouns wherever used shall include feminine pronouns and the singular shall include the plural.

                           Article 14
                Adoption of Plan by Subsidiary,
               Affiliated or Associated Companies

     Any corporation which is a subsidiary of the Company may, with the approval of the Committee, adopt this Plan and thereby come within the definition of Employer stated in Article 1 hereof.

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